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                                                                   EXHIBIT 10.31



                         SCICLONE PHARMACEUTICALS, INC.
                         901 Mariner's Island Boulevard
                            San Mateo, CA 94404-1593



March 5, 1999


Mr. and Mrs. Thomas Moore
26201 Dori Lane
Los Altos Hills, CA  94022

RE: TERMS OF DEBT REPAYMENT

Dear Mr. and Mrs. Moore:

We are writing to you to confirm the understandings between SciClone Pharmaceuticals, Inc. (the "Company") and you with respect to the debt in a principal amount of $5,944,000, and approximately $6,600,000 with interest (the "Debt"), owed by you to the Company.
The Debt was recently declared in default.

The Company and you have discussed numerous alternative arrangements for repaying the Debt. Though the Company is under no obligation to forbear from exercising any and all available remedies, the Company is willing to agree to the following terms and conditions for your satisfaction and repayment of the Debt if you countersign this letter by Friday, March 5, 1999:

           1. You reaffirm that you owe the Debt to the Company under a Secured Promissory Note dated July 23, 1997 (the "stock secured note"), which is secured by a pledge of certain stock of the Company, comprising 1,882,500 shares of common stock (the "Stock"), and that you have no claims, offsets or defenses to the payment of the Debt. You acknowledge that the stock secured note is in default. You acknowledge receipt of and the validity of the notice of breach and default.

           2. You agree that the Company has or hereby is given full power of attorney with respect to the Stock. You agree that the Company may sell the Stock in any manner it deems appropriate, or cause the Stock to be sold and transferred to a third party, or retain and cancel the Stock and that the mechanism for offsetting the Debt provided below makes any such action by the Company in good faith and commercially reasonable under Section 9504 of the California Commercial Code.

           3. The Company agrees to offset against the amount of the Debt, the higher of the following two prices for each share of Stock:


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March 5, 1999

               (a) Price 1: the average closing price of the Company's common stock for the five trading days up to and including the closing date of this letter agreement (such closing to be effective upon the Company's execution of this letter agreement);

               (b) Price 2: the average closing price of the Company's common stock for the five trading days up to and including September 30, 1999.

           4. Upon the closing date of this letter agreement, you will pay $10,000 to the Company to cover the Company's legal expenses.

           5. You agree to the following schedule for repayment of that portion of the Debt which remains outstanding after the above offset pricing has been applied, which terms will be embodied in a new note to be attached to this letter (the "New Note"). The New Note shall bear interest at 7% per annum. Principal shall be payable as follows: On October 1, 1999, you will pay to the Company an amount equal to $20,000. On the first day of each successive six-month period following October 1, 1999, you will pay to the Company an amount equal to four times the payment owed six months prior until the principal and interest are paid in full. The balance, if any, shall be fully due and payable on or before October 1, 2001.

           6. After the close of trading on September 30, 1999, the Company will calculate Price 2 from paragraph 3(b), above, and give notice to you of whether such price is higher or lower than Price 1. If Price 1 is higher, no adjustment will be made to the repayment schedule. If Price 2 is higher, the difference between Price 2 and Price 1 will be deducted from the repayment schedule in reverse order of maturity. If this adjustment exceeds the total amount of Debt that remains outstanding, the Debt will be declared paid in full, and any excess proceeds will be paid to you, at the Company's sole discretion, either in the form of cash or the Company's common stock, not to exceed 1,882,500 shares.

           7. YOU ACKNOWLEDGE THAT THE COMPANY WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT YOUR ASSURANCE THAT YOU HAVE NO CLAIMS (EXCEPT AS PROVIDED BELOW) AGAINST THE COMPANY OR ANY OF THE COMPANY'S OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS. EXCEPT FOR THE OBLIGATIONS ARISING UNDER THIS AGREEMENT, BORROWER RELEASES THE COMPANY AND EACH OF THE COMPANY'S OFFICERS, DIRECTORS AND EMPLOYEES FROM ANY KNOWN OR UNKNOWN CLAIMS WHICH YOU NOW HAVE AGAINST THE COMPANY OF ANY NATURE, INCLUDING ANY CLAIMS THAT YOU MAY IN THE FUTURE DISCOVER. YOU WAIVE THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH STATES:

                     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.


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March 5, 1999



The foregoing notwithstanding, Mr. Moore does not release the Company from any claim for reimbursement of expenses incurred on behalf of SciClone and nothing herein shall alter Section 5 of the Purchase and Sale, Pledge and Security Agreement.

           8. YOU ACKNOWLEDGE THAT YOU HAVE HAD THE OPPORTUNITY TO CONFER WITH AND TO BE REPRESENTED BY LEGAL COUNSEL OF YOUR OWN CHOICE AND YOU HAVE EITHER OBTAINED SUCH LEGAL ADVICE OR ELECTED NOT TO OBTAIN SUCH ADVICE. YOU HAVE EXECUTED THIS AGREEMENT AFTER REVIEWING AND UNDERSTANDING EACH PROVISION OF THIS AGREEMENT AND WITHOUT RELIANCE UPON ANY PROMISE OR REPRESENTATION OF ANY PERSON OR PERSONS ACTING FOR OR ON BEHALF OF THE COMPANY. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE HAD ADEQUATE OPPORTUNITY TO MAKE WHATEVER INVESTIGATION OR INQUIRY YOU MAY DEEM NECESSARY OR DESIRABLE IN CONNECTION WITH THIS AGREEMENT PRIOR TO YOUR EXECUTION AND DELIVERY OF THIS AGREEMENT.



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March 5, 1999



Please acknowledge your receipt of and acceptance of the terms of this letter agreement by signing and returning to me by no later than 5:00 p.m. a fully signed copy of this letter. If we do not receive from you a fully signed copy of this letter by that time, the Company's offer to temporarily forbear from completing the foreclosure will be deemed rejected and the foreclosure will proceed next week.

Sincerely,


SCICLONE PHARMACEUTICALS, INC.


/s/ Don Sellers
----------------------------
By: Don Sellers



The foregoing terms are hereby acknowledged and agreed to as of March 5, 1999.


/s/ Thomas E. Moore
-----------------------------
Thomas E. Moore

/s/ Dianne G. Moore
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Dianne G. Moore


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